EXHIBIT 2.1



                            STOCK PURCHASE AGREEMENT

                                      among

                         MARKETING SERVICES GROUP, INC.

                               STEPHEN M. REUSTLE

                                       and

                                THOMAS R. KELLOGG

                               TABLE OF CONTENTS
                                                                           Page

I.    PURCHASE AND SALE....................................................  2
      1.1    Terms of Purchase and Sale....................................  2
      1.2    Terms of the Transaction......................................  2
      1.3    Election Pursuant to Section 338(h)(10).......................  5
      1.4    Financing; Closing Date.......................................  5
      1.5    Other Transactions at Closing.................................  6

II.   REPRESENTATIONS AND WARRANTIES OF THE SELLERS........................  8
      2.1    Organization and Qualification................................  8
      2.2    Capitalization................................................  9
      2.3    Financial Condition...........................................  9
      2.4    Tax and Other Liabilities..................................... 11
      2.5    Litigation and Claims......................................... 15
      2.6    Properties of the Companies................................... 15
      2.7    Contracts and Other Instruments............................... 17
      2.8    Employees..................................................... 17
      2.9    Patents, Trademarks, Et Cetera................................ 18
      2.10   Questionable Payments......................................... 19
      2.11   Authority to Sell............................................. 19
      2.12   Nondistributive Intent........................................ 20

III.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...................... 21
      3.1    Organization and Qualification................................ 21
      3.2    Capitalization................................................ 21
      3.3    Authority..................................................... 22
      3.4    Financial Condition........................................... 23
      3.5    Undisclosed Liabilities....................................... 23
      3.6    Litigation and Claims......................................... 24
      3.7    Benefit Plans................................................. 24
      3.8    Absence of Changes or Events.................................. 25
      3.9    Compliance with Applicable Laws............................... 25
      3.10   Licenses, Permits............................................. 25
      3.11   Securities Act................................................ 26
      3.12   SEC Filings................................................... 26
      3.13   Validity of Shares of MSGI Common Stock....................... 27

IV.   CONDITIONS TO OBLIGATIONS OF THE PURCHASER........................... 27
      4.1    Accuracy of Representations and Compliance With Conditions.... 27
      4.2    Opinion of Counsel............................................ 27
      4.3    Other Closing Documents....................................... 28
      4.4    Legal Action.................................................. 28
      4.5    No Governmental Action........................................ 28
      4.6    Contractual Consents Needed................................... 29
      4.7    Material Adverse Change....................................... 29

V.    CONDITIONS TO OBLIGATIONS OF SELLERS................................. 29
      5.1    Accuracy of Representations and Compliance With Conditions.... 29
      5.2    Legal Action.................................................. 30
      5.3    Contractual Consents.......................................... 30
      5.4    Opinion of Counsel............................................ 30
      5.5    Other Closing Documents....................................... 30
      5.6    No Governmental Action........................................ 30
      5.7    Material Adverse Change....................................... 31

VI.   CERTAIN COVENANTS OF SELLERS AND THE PURCHASER....................... 31
      6.1    Access........................................................ 31
      6.2    Conduct of Business........................................... 32
      6.3    Advice of Changes............................................. 32
      6.4    Public Statements............................................. 33
      6.5    Other Proposals............................................... 33
      6.6    Voting by the Sellers......................................... 34
      6.7    Lock-Up Agreements............................................ 35

VII.  COVENANTS OF PURCHASER............................................... 35
      7.1    Confidentiality............................................... 35
      7.2    Benefit Plans................................................. 35
      7.3    Employee Shares............................................... 36
      7.4    Options....................................................... 37
      7.5    Documents..................................................... 37
      7.6    Press Release................................................. 37

VIII. INDEMNIFICATION; SURVIVAL; LIMITATIONS ON LIABILITY.................. 38
      8.1    Indemnification of Purchaser.................................. 38
      8.2    Indemnification of Sellers.................................... 39
      8.3    Survival...................................................... 39

IX.   MISCELLANEOUS........................................................ 40
      9.1    Brokerage Fees................................................ 40
      9.2    Further Actions............................................... 40
      9.3    Submission to Jurisdiction.................................... 41
      9.4    Merger; Modification.......................................... 41
      9.5    Notices....................................................... 41
      9.6    Waiver........................................................ 42
      9.7    Binding Effect................................................ 43
      9.8    No Third-Party Beneficiaries.................................. 43
      9.9    Separability.................................................. 43
      9.10   Headings...................................................... 43
      9.11   Counterparts; Governing Law................................... 43

                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT (this "Agreement"), is being made on the 8th day of December, 1997, by and among MARKETING SERVICES GROUP, INC., a Nevada corporation (the "Purchaser" or "MSGI"), with offices at 333 Seventh Avenue, New York, New York; STEPHEN M. REUSTLE, an individual residing at 149 Eagle Road, Newtown, PA 18940 ("SR"); and THOMAS R. KELLOGG, an individual residing at 23 Lenape Lane, Princeton Junction, New Jersey 08550 ("TK"; together with SR, the "Sellers") relating to the sale of capital stock of Media Marketplace, Inc., a Pennsylvania corporation ("Media Marketplace"), and Media Marketplace Media Division, Inc., a Pennsylvania corporation ("Media Division" together with Media Marketplace, each a "Company", collectively, the "Companies").

                              W I T N E S S E T H :
                  WHEREAS, each of the Sellers owns beneficially and of record 50% of the issued and outstanding capital stock of Media Marketplace, which outstanding capital stock consists of an aggregate of sixty-eight (68) common shares (the "Media Marketplace Shares"), par value $1.00 (the "Media Marketplace Common Stock").

                  WHEREAS, each of the Sellers owns beneficially and of record 50% of the issued and outstanding capital stock of Media Division, which outstanding capital stock consists of an aggregate of two hundred (200) common shares (the "Media Division Shares" together with the Media Marketplace Shares, collectively, the "Shares"), par value $.01 (the "Media Division Common Stock").

                  WHEREAS, the Purchaser desires to acquire the Shares from the Sellers and the Sellers desire to sell the Shares to the Purchaser, subject to the terms and conditions set forth below.

                  NOW,   THEREFORE,    in   consideration   of   the   premises,
representations, warranties, and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

I.  PURCHASE AND SALE.

       1.1       Terms of Purchase and Sale.
                  Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.5 below), the Sellers shall sell, assign, transfer and convey to the Purchaser, effective as of December 1, 1997 (the "Effective Date"), the Shares free and clear of any liens, pledges, encumbrances or security interests (collectively, "Liens") whatsoever.

       1.2       Terms of the Transaction.
                 (a) On the date hereof, the Purchaser shall place two hundred fifty thousand dollars ($250,000) (the "Escrow Amount") in escrow with Drinker Biddle & Reath LLP (the "Escrow Agent") pursuant to all of the terms and conditions of the Escrow Agreement executed on the date hereof between the Escrow Agent, the Purchaser, SR and TK (the "Escrow Agreement"). The Escrow Agreement provides generally that: (i) in the event that financing for the transactions contemplated by this Agreement is not obtained and the Closing does not occur on or before the Final Closing Date (as defined in Section 1.4 herein) (a "Termination Event"), Sellers shall retain the Escrow Amount plus any accrued interest thereon and (ii) in the event of a Closing on or prior to the Final Closing Date, the Escrow Agent shall apply the Escrow Amount as payment to the Sellers pursuant to Section 1.2(c)(i) herein. The Purchaser and the Sellers agree that upon a Termination Event, all rights and obligations of the Purchaser and the Sellers under this Agreement and under any agreement contemplated hereunder shall end without any liability of any party to any other party except as set forth in this Section 1.2(a) which damages shall constitute the sole and exclusive liquidated damages for such breach.
                 (b) At the Closing, each of the Sellers shall deliver to the Purchaser stock certificates representing the Shares owned by them, duly endorsed in blank or with stock powers duly endorsed in blank. Additionally, at the Closing, the Sellers shall deliver to the Purchaser the minute books of Media Marketplace and Media Division, the corporate seals of Media Marketplace and Media Division, if any, the stock ledgers of Media Marketplace and Media Division, and such other corporate documents and records as the Purchaser or its counsel shall reasonably request in writing at least five (5) days prior to the Closing.
                 (c) In consideration of the purchase of the Shares and the other transactions contemplated hereby, the Sellers shall receive, at the Closing, the following consideration:
(i) The aggregate sum of two hundred fifty thousand dollars ($250,000), payable from the Escrow Agent in respect of the Escrow Amount allocated as follows:
              a.  one hundred twenty five thousand dollars ($125,000) to SR and
              b.  one hundred twenty five thousand dollars ($125,000) to TK
In addition, subject to the terms of the Escrow Agreement, the Sellers shall receive all accrued interest on and proceeds of the Escrow Amount (the "Escrow Proceeds") to be allocated to each Seller in an amount equal to fifty percent (50%) of the Escrow Proceeds.
(ii) The aggregate sum of five million seven hundred and fifty thousand dollars ($5,750,000.00) from the Purchaser, payable by certified check or wire transfer, allocated as follows:
              a. the principal amount of three million one hundred twenty five thousand dollars ($3,125,000) to SR; and
              b. the principal amount of two million six hundred twenty five thousand dollars ($2,625,000) to TK.
(iii) Purchaser shall issue to the Sellers, an aggregate of two hundred twenty two thousand two hundred twenty two (222,222) restricted shares of common stock of MSGI, par value $.01 per share, (the "MSGI Common Stock") allocated as follows:
              a. one hundred seven thousand four hundred sixty (107,460) shares issued to SR; and
              b. seven thousand three hundred two (7,302) shares issued to CCM Consulting, Inc.
The parties hereto acknowledge that the price of the MSGI Common Stock used to determine the number of shares of MSGI Common stock in the preceding sentence is based upon the price of $4.50 per share (the "MSGI Stock Price").

                  (d) The purchase price as set forth in Section 1.2(c) shall be allocated between the Companies as described in Schedule 1.2(c), attached hereto.
                  (e) The MSGI Common Stock delivered or to be delivered pursuant to Section 1.2(c)(iii) shall not be registered under the Securities Act of 1933, as amended (the "1933 Act"). SR acknowledges in writing that he may not sell or otherwise dispose of such shares in the absence of either a registration statement under the 1933 Act or an exemption from the registration provisions of the 1933 Act. The certificates representing such shares will contain a legend substantially to the effect that such shares have not been registered under the 1933 Act, and may not be sold or transferred without an effective registration statement under the 1933 Act or an exemption from the registration provisions under the 1933 Act. The MSGI Common Stock to be delivered to SR pursuant to
Section 1.2(c)(iii) shall be subject to registration rights commencing on the day after the date of Closing, pursuant to the terms of the Registration Rights Agreement (the "Registration Rights Agreement") which shall be executed and delivered at the Closing by MSGI and SR the form of which is attached hereto as
Exhibit 1.2(d).

       1.3       Election Pursuant to Section 338(h)(10).
                  The Sellers and the Purchaser will join in making an election pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") with respect to the stock of the Companies and will jointly take such action as is necessary to effect such election. The purchase price (inclusive of the cash portion, Shares issued to the Sellers and the aggregate amount of liabilities and expenses assumed) as determined in accordance with Treasury Regulations promulgated under Code Section 338(h)(10) will be allocated to the assets of the Companies for all purposes as set forth in such section. Amounts equal to the book value thereof of the respective Companies' books will be allocated to the Companies' tangible assets. As soon as practicable, on or after the Closing Date the Purchaser and Sellers shall file such forms as are required pursuant to the Treasury Regulations to effect such election. The Sellers shall be responsible for all Taxes resulting from the Code Section 338(h)(10) election contemplated by this Section 1.3.

       1.4       Financing; Closing Date.
                  The financing date shall be the date the Purchaser  obtains at least $6,000,000 in financing for the transactions contemplated under this Agreement (the "Financing Date"). The Closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Camhy Karlinsky & Stein LLP, 1740 Broadway, 16th Floor, New York, New York 10019 at 10:00 a.m., New York time two (2) business days after the Financing Date (the "Closing Date") or such other time or date as the parties may mutually agree, but in no event later than January 15, 1998 (the "Final Closing Date"); provided, that if the Financing Date is between December 25, 1997 and December 31, 1997 the Closing Date shall be January 2, 1998. The Final Closing Date may be extended by mutual written agreement of all of the parties hereto.

       1.5       Other Transactions at Closing.
                 (a)  In addition to the  transactions referred to in Sections
 1.1 and 1.2 above, at the Closing, the Sellers shall deliver to the Purchaser the following:
                  (i) Subsistence Certificates, with "bring down" telegrams or similar documentation as of the Closing Date, as to Media
                  Marketplace,    issued   by   the   appropriate   governmental
                  authorities  of  the   Commonwealth  of   Pennsylvania;
                  (ii) Certified copy of the Articles of Incorporation of Media Marketplace, and all amendments thereto, certified by the Secretary of State of the Commonwealth of Pennsylvania;
                  (iii) A copy of by-laws of Media Marketplace, certified by the secretary or assistant secretary thereof as being true, complete, and correct;
                  (iv) Subsistence Certificates, with "bring down" telegrams or similar documentation as of the Closing Date, as to
                  Media Division issued by the appropriate governmental authorities of the Commonwealth of Pennsylvania;
                  (v) Certified copy of the Articles of  Incorporation  of Media
                  Division,  and  all  amendments  thereto,   certified  by  the
                  Secretary of State of the Commonwealth of Pennsylvania;
                  (vi) A copy of by-laws of Media Division, certified by the secretary or assistant secretary thereof as being true, complete, and correct;
                  (vii) The executed letter, dated prior to the Closing Date, of TK contributing to the capital of Media Marketplace the one hundred fifty thousand dollars ($150,000) promissory note from Media Marketplace to TK, dated April 12, 1996, and releasing the Companies from all obligations under such note, substantially in the form of Exhibit A attached hereto;
                  (viii) Executed confidentiality, non-competition and release agreements by and among the persons listed on Schedule 1.5(a)(viii) and the Companies, substantially in the form of Exhibit B attached hereto;
                  (ix) Executed amendment to the $150,000 promissory note from Media Marketplace to SR, dated April 12, 1996, providing for the payment by MSGI of $150,000, the balance of such note as of the Closing Date, in thirty-six (36) monthly installments at a variable interest rate of 1% over the prime rate as reported in The Wall Street Journal, substantially in the form of Exhibit D attached hereto.
                  (x) Executed letters by the individuals listed in Schedule 7.3 acknowledging the terms of receipt and forfeiture of Employee
                  Shares   pursuant   to   Section   7.3  of   this   Agreement,
                  substantially in the form of Exhibit C attached  hereto.
                  (xi) Lock Up Agreement of SR pursuant to Section 6.7 of this Agreement substantially in the form of Exhibit E.
                  (xii) Consulting Agreement by and among the Companies and TK, substantially in the form of Exhibit F attached hereto.
                  (xiii) Release by all employees of Media Marketplace participating in the Discretionary Plan for V.P. Pool And Executive Remuneration, substantially in the form of Exhibit G attached hereto.
                 (b) In addition to the transactions referenced to in Section
1.1 and 1.2 above, at the Closing, the Purchaser shall deliver to the Sellers the following:
                  (i) Executed   Registration   Rights  Agreement  between  the
                  Purchaser and SR, substantially in the form of Exhibit H attached hereto; and
                  (ii) Executed Employment Agreement by and among the Purchaser, the Companies and SR substantially in the form of Exhibit I attached hereto.

II. REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

       Each of the Sellers jointly and severally represent and warrant to the Purchaser as follows:

       2.1       Organization and Qualification.
                 Except as set forth in Schedule 2.1, the Companies do not own any capital stock of any corporation or any interest in any joint venture, partnership, association, trust, or other entity. The business and operations of the Companies are conducted solely by and through the Companies. Each Company is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania, with all requisite corporate power and authority and all necessary material consents, authorizations, approvals, orders, licenses, certificates and permits of and from, and declarations and filings with, all federal, state, local and other governmental authorities, and all courts and other tribunals to own, lease, license, and use their properties and assets and to carry on the business in which it is now engaged. With the possible exception of Kansas, each Company is duly qualified to transact the business in which it is now engaged and is in good standing as a foreign corporation in every jurisdiction in which their ownership, leasing, licensing, or use of property or assets or the conduct of their business makes such qualification necessary.

       2.2       Capitalization.
                 The authorized capital stock of Media Marketplace consists of 1,000 common shares, par value $1.00 per share, of which 68 shares are outstanding. Each of such outstanding shares of Media Market Place Common Stock is validly authorized, validly issued, fully paid, and nonassessable, and has not been issued and is not owned or held in violation of any preemptive right of stockholders. Thirty four (34) shares are owned of record and beneficially by each of the Sellers. The authorized capital stock of Media Division consists of one thousand (1,000) common shares, par value $.01 per share, of which two hundred (200) shares are outstanding. Each of such outstanding shares of Media Division Common Stock is validly issued, fully paid, and nonassessable and has not been issued and is not owned or held in violation of any preemptive right of stockholders. One Hundred (100) shares are owned of record and beneficially by each of the Sellers. The Shares owned by each of the Sellers are held free and clear of all Liens whatsoever. There is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of either of the Companies or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of either of the Companies. There is no outstanding security or other instrument convertible into or exchangeable for capital stock of either of the Companies.

       2.3       Financial Condition.
                 The Sellers have delivered to the Purchaser true and correct copies of the following: the unaudited balance sheet of each of the Companies at September 30, 1997, and December 31, 1996 and 1995 and the unaudited statements of income, statements of retained earnings, and statements of cash flows of the Companies for the nine-month period ended September 30, 1997 for each of the years ended December 31, 1996 and 1995. Each such balance sheet presents fairly the financial conditions, assets, liabilities, and stockholders' equity of the Company reported on as of its date; each such statement of income and statement of retained earnings presents fairly the results of operations of the Company reported on for the period indicated and its retained earnings as of the date indicated; and each such statement of cash flows presents fairly the information purported to be shown therein. Except for the absence of footnotes and vacation accruals and, with the exception that the balance sheet and other financial statements for the nine-month period ended September 30, 1997 are subject to normal year-end adjustments, the financial statements referred to in this
Section 2.3 have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and are in accordance with the books and records of the Companies. Except as disclosed on
Schedule 2.3, since September 30, 1997:
                  (a) there has not been a material adverse change in the financial condition, results of operations, business, properties, assets or liabilities of the Companies.
                  (b) the operations and business of the Companies have been conducted only in the ordinary course;
                  (c) the Companies have not suffered an extraordinary loss (whether or not covered by insurance) or waived any right of substantial value; and,
                  (d) the Companies have not to date paid any expense resulting from the preparation of, or the transactions contemplated by, this Agreement. The Sellers shall pay all such expenses (including without limitation their legal expenses resulting from this Agreement or the transactions contemplated hereby) except for such expenses (not to exceed $15,000) which shall be paid by Media Marketplace.

Except as disclosed in this Agreement or in any Schedule hereto or in any materials furnished to the Purchaser pursuant to this Agreement, there is no fact known to the Sellers which materially and adversely affects, the financial condition, results of operations, business, properties, assets or liabilities, of the Companies; provided, however, that neither of the Sellers expresses any opinion as to political or economic matters of general applicability.

       2.4       Tax and Other Liabilities.
                 (a) the Companies have no material liability of any nature, accrued or contingent, including without limitation liabilities for Taxes (as defined in Section 2.4(c)) and liabilities to customers or suppliers, required by generally accepted accounting principles to be reflected on a balance sheet or in notes thereto, other than the following:
(i) Liabilities as set forth or reflected on the respective Company's balance sheet (the "Last Balance Sheet") as of September 30, 1997 (the "Last Balance Sheet Date");
(ii) Other liabilities arising since the Last Balance Sheet Date and prior to the Closing in the ordinary course of business which are not inconsistent with the representations and warranties of the Sellers or any other provision of this Agreement; and
(iii) Liabilities disclosed in this Agreement or in any Schedule hereto or in any materials furnished to the Purchaser pursuant to this Agreement.
                  (b) Without limiting the generality of Section 2.4(a):
(i) The Companies and any combined, consolidated, unitary or affiliated group of which the Companies are or have been a member prior to the Closing Date: (i) have paid all Taxes required to be paid on or prior to the Closing Date (including, without limitation, payments of estimated Taxes) for which the Companies could be held liable, except for Taxes which are being contested in good faith and by appropriate proceedings as set forth in Schedule 2.4(b)(i); and (ii) have accurately and timely filed (or filed an extension for), all federal, state, local, and foreign tax returns, reports, and forms with respect to the Taxes required to be filed by them on or before the Closing Date.
(ii) The amount set up as provisions for Taxes on each Company's Last Balance Sheet is sufficient for all accrued and unpaid Taxes of the respective Companies, whether or not due and payable and whether or not in dispute, under applicable laws relating to Taxes as in effect on the Last Balance Sheet Date or now in effect, for the period ended on such date and for all periods prior thereto.
(iii) Except as set forth in Schedule 2.4(b)(iii), with respect to each taxable period of either of the Companies, either such taxable period has been audited by the Internal Revenue Service or other appropriate taxing authority or the time for assessing or collecting Tax with respect to such taxable period has closed and such taxable period is no longer subject to review.
(iv) No  deficiency  or  proposed  adjustment  which  has not  been  settled  or otherwise resolved for any amount of Tax has been proposed, asserted, or assessed by any taxing authority against, or with respect to the activities of either of the Companies.
(v) Neither of the Companies has consented to extend the time in which any Tax may be assessed or collected by a taxing authority.
(vi) Neither of the Companies has requested or been granted an extension of time for filing any Tax Return to a date later than the Closing Date.
(vii) There is no action, suit, taxing authority proceeding, or audit now in progress, pending, or threatened against or with respect to either of the Companies with respect to any Tax.
(viii) Neither of the Companies is or has been a member of an affiliated group as defined in Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), or filed or been included in a combined, consolidated, or unitary Tax Return.
(ix) No claim has ever been made by a taxing authority in a jurisdiction where either of the Companies does not pay Tax or file Tax Returns that either of the Companies may be subject to the Taxes assessed by such jurisdiction.
(x) The Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other party.
(xi) Schedule 2.4(b)(xi) contains a list setting forth all the states, territories, or jurisdictions (other than Pennsylvania), if any, in which either of the Companies is required to file a Tax Return relating to their operations.
(xii) The Companies (and any predecessor of either of the Companies) have both been validly electing S corporations within the meaning of Code Sections 1361 and 1362 at all times and for all periods since the later of July 1, 1988 or such Company's date of incorporation, through and including all taxable periods thereafter up to and including the day of the Closing Date, it being understood that the Sellers and the Purchaser intend to make an election under section 338(h)(10) of the Code, pursuant to Treasury Regulations section 1.338(h)(10)-1(e).
(xiii) The Companies have delivered to MSGI complete and correct copies of all federal, state, local and foreign income tax returns filed with respect to the Companies for taxable periods on or after January 1, 1995.
(xiv) Neither Company has made any payments, nor is it obligated to make any payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any payment that will not be deductible under Section 280G of the Code. The Companies will not have any liability on or after the Closing Date pursuant to any tax sharing or tax allocation agreement. The Companies have no liability for the Taxes of any other person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.
                  (c) For  purposes of this  Agreement,  "Taxes"  shall mean all federal, state, local or foreign taxes, assessments or duties (not including sales or use taxes) which are payable or remittable by the Companies or levied upon any property of the Companies, or levied with respect to either of their assets, franchises, income, receipts, including, without limitation, import duties, excise, franchise, gross receipts, utility, real property, capital, personal property, withholding, FICA, unemployment compensation, governmental charges (whether or not requiring the filing of a return), and all additions to tax, penalties and interest relating thereto. Tax Return means any return, declaration, report, claim for refund, information return or other statement relating to Taxes filed with or sent to any federal, state, local, or foreign governmental entity or subdivision.

       2.5       Litigation and Claims.
                 There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending, threatened, or in prospect (or any basis therefor known to the Sellers) with respect to the Companies, or their businesses, properties, or assets. The Companies are not affected by any present or threatened strike or other labor disturbance nor to the knowledge of the Sellers is any union attempting to represent any employee of the Sellers as collective bargaining agent. The Companies are not in violation of, or in default with respect to, any material law, rule, regulation, order, judgment, or decree; nor is either Company required to take any action in order to avoid such violation or default.

       2.6       Properties of the Companies.
                 (a) Set forth on Schedule 2.6(a) is a list of all real property owned or leased by either Company. With respect to real property that is owned by the Companies, the Companies have good and marketable title to all such property and such property is clear of all Liens, except as otherwise disclosed on Schedule 2.6(a).
                 (b) Set forth in Schedule 2.6(b) is a true and complete list of all material personal property and assets (other than real property), owned by the Companies or leased or licensed by the Companies from or to a third party, and carried on the books of the Company at a depreciated value in excess of $1,000. All such property and assets owned by either of the Companies on the Last Balance Sheet Date are reflected on that Company's Last Balance Sheet (material acquisitions subsequent to the Last Balance Sheet Date are also noted on Schedule 2.6(b)). All such property and assets owned, leased, or licensed by the Companies are in good and usable condition (reasonable wear and tear which is not such as to affect adversely the operation of the business excepted).
                 (c) All accounts and notes receivable reflected on the Last Balance Sheet, or arising since the Last Balance Sheet Date, have arisen in bona fide arms-length transactions in the ordinary course of the Companies' respective businesses and, to the knowledge of the Sellers, are not subject to any right of recourse, defense, deduction, return of goods, counterclaim, offsets, or set-off.
                 (d) No real property owned, leased, or licensed by the Companies lies in an area which is, or to the knowledge of the Sellers will be, subject to zoning, use, or building code restrictions that would prohibit the continued effective ownership, leasing, licensing, or use of such real property in the business in which the Companies are now engaged.
                 (e)  The  Companies   have  not  caused  or  permitted   their
respective businesses, properties, or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose of, transfer, produce, or process any Hazardous Substance (as such term is defined in this
Section 2.6(e)) except in compliance with all applicable laws, rules, regulations, orders, judgments, and decrees, and has not caused or permitted the Release (as such term is defined in this Section 2.6(e)) of any Hazardous Substance on or off the site of any property of the Sellers. The term "Hazardous Substance" shall mean any hazardous waste, as defined by 42 U.S.C. ss.6903(5), any hazardous substance, as defined by 42 U.S.C. ss.9601(14), any pollutant or contaminant, as defined by 42 U.S.C. ss.9601(33), and all toxic substances, hazardous materials, or other chemical substances regulated by any other law, rule, or regulation. The term "Release" for the purposes of this paragraph shall have the meaning set forth in 42 U.S.C. ss.9601(22).

       2.7       Contracts and Other Instruments.
                 Schedule 2.7(a) accurately and completely sets forth a list of all material contracts, agreements, loan agreements, instruments, leases, licenses, arrangements, or understandings with respect to the business of the Companies (collectively, the "Contracts"). Except as set forth in Schedule 2.7(b), each such contract, agreement, loan agreement, instrument, lease, or license is in full force and is the legal, valid, and binding obligation of the Company which is a party thereto, and (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) is enforceable as to it in accordance with its terms. Except as set forth in Schedule 2.7(c), the Companies are not in violation, in breach of, or in default with respect to any material terms of any such contract, agreement, loan agreement, instrument, lease, or license. Except for employment agreements and as disclosed in Schedule 2.7(d), the Companies are not a party to any contract, agreement, loan agreement, instrument, lease, license, arrangement, or understanding with, any Companies or any director, officer, or employee of the Companies, or any relative or affiliate of the Companies or of any such director, officer, or employee.

       2.8       Employees.
                 (a) Except as set forth in  Schedule  2.8(a)  hereof,  neither
Company has contributed to, any pension, profit sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and does not have any non-customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits.
                 (b) Schedule 2.8(b)  contains a true and correct  statement of the  names,  relationship  with the  Companies,  present  rates of  compensation
(whether in the form of salary, bonuses, commissions, or other supplemental compensation now or hereafter payable), and aggregate compensation for the twelve month period ending September 30, 1997 of each director, officer, or other employee of the Companies whose aggregate compensation for the fiscal year ended December 31, 1996 exceeded $40,000 per annum or whose aggregate compensation presently exceeds the rate of $40,000 per annum. Except as set forth in Schedule 2.8(b), since September 30, 1997, the Companies have not changed the rate of compensation of any of their directors, officers, employees, agents, dealers, or distributors, nor has any Employee Benefit Plan or program been instituted or amended to increase benefits thereunder.

       2.9       Patents, Trademarks, Et Cetera.
                 The Companies do not own or have pending, nor is it licensed under, any patent, patent application, trademark, trademark application, trade name, service mark, copyright, franchise, or other intangible property or asset (all of the foregoing being herein called "Intangibles"). Neither Sellers, any director, officer, or employee of the Companies, nor any relative or affiliate of the Companies or the Sellers, possesses any Intangible which relates to the business of the Companies. There is no right under any Intangible necessary to the business of the Companies as presently conducted, except such as are so designated in Schedule 2.9. The Companies have not infringed, is infringing, or has received notice of infringement with asserted Intangibles of others. To the knowledge of the Sellers, there is no infringement by others of Intangibles of the Companies.

       2.10      Questionable Payments.
                 Neither of the Companies, nor Sellers, nor to the knowledge of Sellers, any director, officer, agent, employee or other person associated with or acting on behalf of the Companies or Sellers have, directly, or indirectly: used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on the books or records of the Companies; or made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

       2.11      Authority to Sell.
                 (a) The Sellers have the capacity to execute, deliver, and perform this Agreement. This Agreement has been duly executed and delivered by the Sellers, is the legal, valid, and binding obligation of the Sellers and is enforceable as to them in accordance with its terms. Neither of the Sellers is under any contractual restriction or obligation which is inconsistent with the execution and performance of this Agreement. Neither of the Sellers has any knowledge of any consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal that is required by the Companies or the Sellers for the execution, delivery, or performance of this Agreement by the Sellers.

                 (b) Except as disclosed in Schedule 2.11(b), no consent of any party to any material lease, license, distribution, agency, consulting, employment, financing, lending, installment sale or conditional sale, security, pledge, guarantee, or other agreement, arrangement, or understanding to which the Companies or the Sellers are a party, or to which any of their or his properties or assets are subject, is required for the execution, delivery, or performance of this Agreement. Neither the Companies nor the Sellers have made any agreement or understanding not approved in writing by the Purchaser as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement by the Sellers will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under such lease, license, distribution, agency, consulting, employment, financing, lending, installment sale or conditional sale, security, pledge, guarantee, or other agreement, or understanding, or violate or result in a breach of any term of the Articles of Incorporation (or other charter document) or by-laws of the Companies or, to the Sellers' knowledge, violate, result in a breach of, or conflict with any material law, rule, regulation, order, judgment, or decree binding on the Companies, or to which any of their operations, business, properties, or assets are subject.

       2.12      Nondistributive Intent.
                 The Sellers are acquiring the shares of MSGI Common Stock to be issued pursuant to Section 1.2 hereof for their own account (and not for the account of others) for investment and not with a view to the distribution thereof. The Sellers will not sell or otherwise dispose of such shares without registration under the 1933 Act, or an exemption therefrom.

III.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

       The Purchaser represents and warrants to the Sellers as follows:

       3.1      Organization and Qualification.
                Purchaser and each of its subsidiaries is a corporation duly organized and validly existing under the laws of its respective state of incorporation as listed on Schedule 3.1. Purchaser has full corporate power and authority and possesses all material governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business in all material respects as presently conducted. Purchaser and each of its subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary to the extent material. Purchaser has caused to be delivered to Sellers true and complete copies of its Articles of Incorporation, as amended to date, and the Bylaws, as in effect on the date hereof, of Purchaser.

       3.2       Capitalization.
                 The  authorized   capital  stock  of  Purchaser   consists  of
36,250,000 shares of common stock, par value $.01 per share, of which 12,721,176 shares are validly issued and outstanding, fully paid and nonassessable. Except as set forth above, there are no shares of capital stock or other equity securities of Purchaser outstanding. Except as set forth in Schedule 3.2, there are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which Purchaser or any of its affiliates is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of Purchaser and with the exception that Purchaser has authorized, and reserved, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by the Employee Options (as defined in Section 7.4) no equity securities of Purchaser are reserved for issuance for any purpose.

       3.3       Authority.
                 Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not result in any violation of or default, except for violations or defaults which would, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of Purchaser and its subsidiaries taken as a whole (a "Material Adverse Effect"), under: (i) any provisions of the Certificate or Articles of Incorporation or Bylaws of Purchaser or any of its subsidiaries, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment or agreement to which Purchaser or any of its subsidiaries is a party or by which any of such entities or their assets is bound or (iii) any judgment, order or decree, or material statute, law ordinance, rule or regulation applicable to Purchaser or to the property or assets of Purchaser or any of its subsidiaries. No consent is required to be obtained or made by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation by Purchaser of the transactions contemplated hereby.

       3.4       Financial Condition.
                 Purchaser has previously delivered to Sellers the audited consolidated balance sheet of Purchaser an of June 30, 1997 and the unaudited consolidated balance sheet of Purchaser as of September 30, 1997 (such balance sheet dated September 30, 1997, "Purchaser's Balance Sheet") and the consolidated statements of income, shareholders' equity, and cash flows of the Company for the fiscal year ended June 30, 1997 (audited) and the period ended September 30, 1997 (unaudited), together with the notes to such financial statements (collectively, "Purchaser's Financial Statements"). Purchaser's Financial Statements have been prepared in accordance with the books and records of Purchaser and its subsidiaries and to Purchaser's knowledge present fairly, in all material respects, the financial position as of June 30, 1997 and September 30, 1997, as the case may be, and the results of operations and cash flows of Purchaser on a consolidated basis for the periods then ended in conformity with generally accepted accounting principles consistently applied.

       3.5       Undisclosed Liabilities.
                 To Purchaser's knowledge, as of the date of the Purchaser's Balance Sheet, Purchaser and its subsidiaries did not have any material liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) required by generally accepted accounting principles to be reflected on a balance sheet or in notes thereto, except: (i) as set forth or reflected on the Purchaser's Balance Sheet (or described in the notes included therein), (ii) for items disclosed in Schedule 3.5 hereto, (iii) for purchase contracts and orders in the ordinary course of business, (iv) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of Purchaser's Balance Sheet, (v) liabilities and obligations pursuant to this Agreement and (vi) liabilities and obligations which, individually or in the aggregate, excluding liabilities referred to in the foregoing clauses (i) through (v), will not have a Material Adverse Effect.

       3.6       Litigation and Claims.
                 Schedule 3.6 sets forth a list as of the date of this Agreement of all lawsuits, claims, proceedings or investigations pending or, to the knowledge of Purchaser, threatened by or against or affecting Purchaser or any of its subsidiaries or any of their properties, assets, operations or businesses which, if determined adversely to Purchaser or its subsidiaries, taken as a whole, could reasonably be expected to have a Material Adverse Effect, or which challenge the legality of this Agreement or any action to be taken in connection herewith. Neither Purchaser nor any of its subsidiaries is in default under any judgment, order or decree having a Material Adverse Effect.

       3.7       Benefit Plans.
                 (a) Schedule 3.7(a) sets forth a list of all "employee benefit plans" (as defined in Section 3(3) of ERISA), bonus, incentive, deferred compensation, stock or stock option plans or arrangements, and other material employee fringe benefit plans or arrangements (all the foregoing being herein called "Purchaser's Benefit Plans") maintained, or contributed to, by Purchaser or by any of its subsidiaries for the benefit of any employees of Purchaser or of one or more of its subsidiaries. Purchaser will deliver, on request, to Sellers copies of: (i) each of Purchaser's Benefit Plans (or, in the case of any unwritten Benefit Plans, written descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to any of Purchaser's Benefit Plans (if applicable), and (iii) each trust agreement and group annuity contract relating to any of Purchaser's Benefit Plans.
                  (b) Purchaser's Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder, except where noncompliance would not have a Material Adverse Effect. None of Purchaser's Benefit Plans is subject to the provisions of Title IV of ERISA.

       3.8       Absence of Changes or Event.
                 Except as set forth in Schedule 3.8 to this Agreement, since the date of Purchaser's Balance Sheet, the business of Purchaser and its subsidiaries, taken as a whole, has been conducted in the ordinary course consistent with past practice and there has not been any change in the financial condition or results of operations of Purchaser and its subsidiaries, taken as a whole, other than changes relating to the economy in general or industry conditions, which would not, individually or in the aggregate, have a Material Adverse Effect.

       3.9       Compliance with Applicable Laws.
                 To the knowledge of Purchaser, Purchaser and its subsidiaries and their properties and assets are in compliance with all applicable statutes, laws, ordinances, rules and regulations of any governmental authority or instrumentality, domestic or foreign (including laws relating to environmental matters), except where noncompliance would not have a Material Adverse Effect.

       3.10      Licenses, Permits.
                 To the knowledge of Purchaser, all material licenses, permits or authorizations of Purchaser and its subsidiaries are validly held by
Purchaser or by the appropriate subsidiary, Purchaser and each of its subsidiaries has complied in all material respects with all requirements in connection therewith and the same will not be subject to suspension, modification or revocation as a result of this Agreement or the consummation of the transactions contemplated.

       3.11      Securities Act.
                 The Shares purchased by Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Purchaser will not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the 1933 Act. Purchaser acknowledges that it has had sufficient access to the books and records of the Companies to conduct an adequate due diligence investigation, and Purchaser represents to Sellers that it is not aware of any breach of any of Sellers' representations and warranties in this Agreement not disclosed by Purchasers or by Sellers.

       3.12      SEC Filings.
                 Since January 1, 1995, Purchaser has timely filed all required reports, statements, schedules and registration statements (collectively, "Purchaser's Filings") with the Securities and Exchange Commission required to be filed by Purchaser pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), all of which complied in all material respects with all applicable requirements of the Exchange Act. Purchaser has delivered to
Sellers: (i) its annual reports on Form 10-KSB for its fiscal years ended June 30, 1996 and 1997, (ii) its quarterly report on Form 10-QSB for its fiscal quarter ended September 30, 1997, and (iii) its proxy or information statements relating to meetings of, or action taken without a meeting by, the stockholders of Purchaser held since January. 1, 1996 and prior to the date hereof. None of Purchaser's Filings, including without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

       3.13      Validity of Shares of MSGI Common.
                 The shares of MSGI Common Stock to be issued and delivered to Sellers pursuant to this Agreement, the Employee Shares (as defined in Section
7.3 hereof) and the shares issuable upon the exercise of the Employee Options, when issued in accordance with the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

IV.  CONDITIONS TO OBLIGATIONS OF THE PURCHASER.

       The obligations of the Purchaser under this Agreement are subject, at the option of the Purchaser, to the following conditions:

       4.1       Accuracy of Representations and Compliance With Conditions.
                 All representations and warranties of the Sellers contained in this Agreement shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language by such persons; as of the Closing, the Sellers shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by any of them at or before such time by this Agreement; and the Purchaser shall have received a certificate executed by each of the Sellers dated the date of the Closing, to that effect.

       4.2       Opinion of Counsel.
                 The Sellers have delivered to MSGI on the date of the Closing the opinion of counsel to the Sellers, dated as of the Closing Date, in form and substance satisfactory to counsel for the Purchaser.

       4.3       Other Closing Documents.
                 The Sellers shall have delivered to the Purchaser at or prior to the Closing such other documents as the Purchaser may reasonably request five
(5) days prior to the Closing Date in order to enable the Purchaser to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

       4.4       Legal Action.
                 There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

       4.5       No Governmental Action.
                 There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole judgment of the Purchaser, (a) makes any of the transactions contemplated by this Agreement illegal, (b) results in a delay beyond the Final Closing Date in the ability of the Purchaser to consummate any of the transactions contemplated by this Agreement, (c) requires the divestiture by the Purchaser of a material portion of the business of the Purchaser and its subsidiaries taken as a whole, or of the Companies (d) imposes material limitations on the ability of the Purchaser effectively to exercise full rights of ownership of the shares to be acquired from the Sellers or (e) otherwise prohibits or materially, restricts consummation of any of the transactions contemplated by this Agreement or materially impairs the contemplated benefits to the Purchaser of any of the transactions contemplated by this Agreement.

       4.6       Contractual Consents.
                 Except as provided in Schedule 4.6, the Companies shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which it is a party, or to which it or any of its respective businesses, properties, or assets are subject.

       4.7       Material Adverse Change.
                 Except as disclosed in this Agreement or in any Schedule hereto or in any materials furnished to the Purchaser pursuant to this Agreement since September 30, 1997 there shall not have been any event or development or combinations of changes or developments, individually or in the aggregate, that could be reasonably expected to have a material adverse effect on the business, operations, or future prospects of the Companies.

V.  CONDITIONS TO OBLIGATIONS OF SELLERS.

       5.1       Accuracy of Representations and Compliance With Conditions.
                 All representations and warranties of the Purchaser contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language by the Purchaser; as of the Closing, the Purchaser shall have performed and complied with all conditions required to be performed and complied with by it at or before such time by this Agreement, and the Sellers shall have received a certificate executed an executive officer of the Purchaser, dated the date of the Closing, to that effect.

       5.2       Legal Action.
                 There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

       5.3       Contractual Consents.
                 The Purchasers shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which it is a party, or to which any of its respective businesses, properties, or assets are subject.

       5.4       Opinion of Counsel.
                 The Purchaser has delivered to Sellers on the date of the Closing the opinion of counsel to the Purchaser, dated as of the Closing Date, in form and substance satisfactory to counsel for the Sellers.

       5.5       Other Closing Document.
                 The Purchaser shall have delivered to the Sellers at or prior to the Closing such other documents as the Sellers may reasonably request five
(5) days prior to the Closing Date in order to enable the Sellers to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

       5.6       No Governmental Action.
                 There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole judgment of the Sellers, (a) makes any of the transactions contemplated by this Agreement, illegal, (b) results in a delay in the ability of the Sellers to consummate any of the transactions contemplated by this Agreement, (c) requires the divestiture by the Sellers of any or a material portion of the business of the Companies (d) imposes material limitations on the ability of the Sellers effectively to exercise full rights of ownership of the MSGI Common Stock or (e) otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to the Sellers of any of the transactions contemplated by this Agreement.

       5.7       Material Adverse Change.
                 Except as disclosed in this Agreement or in any Schedule hereto or in any materials furnished to the Purchaser pursuant to this Agreement since September 30, 1997 there shall not have been any event or development or combinations of changes or developments, individually or in the aggregate, that could be reasonably expected to have a material adverse effect on the business, operations, or future prospects of the Purchaser.

VI.CERTAIN COVENANTS OF SELLERS AND THE PURCHASER.

       6.1       Access.
                 Until the earlier of the Closing and the rightful  abandonment or termination of this Agreement pursuant to Section 1.4 or otherwise (the "Release Time"), the Sellers will cause the Companies to afford the officers, employees, counsel, agents, investment bankers, accountants, and other representatives of the Purchaser reasonable access to the plants, properties, books, and records of the Companies, will permit them to make extracts from the copies of such books and records, and will from time to time furnish the
Purchaser with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of the Companies as the Purchaser from time to time may reasonably request.

       6.2       Conduct of Business.
                 Until the Release Time, the Purchaser shall, and the Sellers shall cause the Companies to, conduct their respective affairs so that at the Closing no representation or warranty of Purchaser or of the Sellers will be inaccurate, no covenant or agreement of Purchaser or of the Sellers will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of Purchaser or of the Sellers. Except as otherwise requested by the Purchaser in writing, until the Release Time, the Sellers will cause the Companies to use their best efforts to preserve the business operations of the Companies intact, to keep available the services of their present personnel, to preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements, and understandings of the Companies, and to preserve the goodwill of their customers, and others having business relations with it. Until the Release Time, the Purchaser shall, and the Sellers will cause the Companies to, conduct their respective businesses and operations in all respects only in the ordinary course.

       6.3       Advice of Changes.
                 Until the Release Time, the Purchaser and Sellers will immediately advise one another in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which any of them obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in this Agreement or a Schedule hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

       6.4       Public Statements.
                 Neither of the Sellers nor the Companies shall disseminate any information to the public regarding this Agreement or the transactions contemplated hereby, without the prior written consent of the Purchaser. Notwithstanding the foregoing, nothing contained herein shall prevent the Sellers or the Companies from releasing any information to any governmental authority if required to do so by law.

       6.5       Other Proposals.
                 Until the Release Time, the Sellers shall not, and shall neither authorize nor permit any officer, director, employee, counsel, agent, investment banker, accountant, or other representative of any of the Sellers or the Companies directly or indirectly, to: (i) initiate contact with any person or entity in an effort to solicit any Takeover Proposal (as such term is defined in this Section 6.5); (ii) cooperate with, or furnish or cause to be furnished any non-public information relating to the financial conditions, results of operations, business, properties, assets, liabilities, or future prospects of the Business to, any person or entity in connection with any Takeover Proposal;
(iii) negotiate with any person or entity with respect to any Takeover Proposal; or (iv) enter into any agreement or understanding with the intent to effect a Takeover Proposal of which any of them becomes aware. As used in this Section 6.5, "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, (x) for a merger, consolidation, reorganization, other business combination, or recapitalization involving the Companies, for the acquisition of a five (5%) percent or greater interest in the equity or in any class or series of capital stock of the Companies, for the acquisition of the right to cast five (5%) percent or more of the votes on any matter with respect to the Companies, or for the acquisition of a substantial portion of any of their assets other than in the ordinary course of their businesses or (y) the effect of which may be to prohibit, restrict, or delay the consummation of any of the transactions contemplated by this Agreement or impair the contemplated benefits to the Purchaser or of any of the transactions contemplated by this Agreement.

       6.6       Voting by the Sellers.
                 The Sellers agree that until the Release Time, they will vote all securities of the Companies which they are entitled to vote against (a) any merger, consolidation, reorganization, other business combination, or recapitalization of the Companies, (b) any sale of assets of the Companies other than in the ordinary course of their respective businesses, (c) any stock split, stock dividend, or reverse stock split relating to any class or series of the Companies, (d) any issuance of any shares of capital stock of the Companies, any option, warrant, or other right calling for the issuance of any such share of capital stock, or any security convertible into or exchangeable for any such share of capital stock, (e) any authorization of any other class or series of stock of the Companies, (f) the amendment of the Articles of Incorporation (or other charter document) or the by-laws of the Companies, or (g) any other proposition the effect of which may be to prohibit, restrict, or delay the consummation of any of the transactions contemplated by this Agreement or to impair materially the contemplated benefits to the Purchaser of the transactions contemplated by this Agreement.

       6.7       Lock-Up Agreements.
                 SR agrees to execute and deliver on the Closing Date to MSGI agreements with respect to limiting their ability to sell their shares of MSGI Common Stock for a period of one year from the Closing Date.

VII.  COVENANTS OF PURCHASER.

                 The Purchaser covenants and agrees as follows:

       7.1       Confidentiality.
                 The Purchaser shall insure that all confidential information which the Purchaser, any of its officers, directors, employees, counsel, agents, investment bankers, or accountants, may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Companies shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them without the prior written consent of the Companies, provided, however, that the restrictions of this sentence shall not apply (a) after the Closing takes place, (b) as may otherwise be required by law, (c) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (d) to the extent the information shall have otherwise become publicly available.

       7.2       Benefit Plans.
                 Until such time as the Purchaser's life, health, medical and other benefit plans and 401K plan are made available to employees of the Companies, Purchaser shall, after the Closing, continue to provide all employees of the Companies with the benefits of the Companies' life, health, medical and other benefit plans and 401(k) plan, subject to the terms of each plan.

       7.3       Employee Shares.
                 At the Closing, MSGI shall issue an aggregate of one hundred seven thousand four hundred sixty (107,460) restricted shares (the "Employee Shares") of MSGI Common Stock to the individuals (each a "Designee") as specified in Schedule 7.3 attached hereto. The Employee Shares shall vest at such times and in such amounts as are set forth opposite each Designee's name; provided, however, that any Designee shall forfeit all rights to his or her non-vested Employee Shares if such designee is not employed by MSGI or a subsidiary of MSGI on the date upon which Designee's right to receive any portion of the Employee Shares would otherwise vest; provided, further, that MSGI and each Designee shall acknowledge, in a writing satisfactory to MSGI, the Designee's rights with respect to the Employee Shares and certain resale restrictions on Employee Shares prior to their registration under the 1933 Act or the availability of an exemption therefrom. Immediately upon the termination of a Designee's employment with MSGI or a subsidiary of MSGI, the Employee Shares that otherwise would have vested with such Designee shall be registered and issued to TK. MSGI shall retain Employee Shares until such time as they vest to Designee or are issued to TK. MSGI shall distribute the vested Employee Shares to the appropriate Designee within 30 days of the date such shares vest. The Employee Shares when issued pursuant to this Section 7.3 shall not be registered under the 1933 Act. MSGI shall use its best efforts to cause a registration statement to be filed with the Securities and Exchange Commission covering resale of the Employee Shares to become effective prior to the date the Employee Shares shall vest with Designees unless in the opinion of counsel for MSGI resale of the Employee Shares will be exempt from registration under the 1933 Act. MSGI shall not be required to issue Employee Shares in whole or in part to TK if to do so would violate any applicable State or Federal law, it being agreed that such issuances to TK can be made pursuant to applicable Federal and state securities laws. Until all Employee Shares have vested, MSGI shall provide TK with a written report once a year which sets forth the employment status of each Designee with MSGI or a subsidiary of MSGI and the number of Employee Shares that have vested with each Designee.
       7.4       Options.
                 (a) On the Closing Date MSGI shall grant options ("Employee Options") to purchase three hundred thousand (300,000) shares of MSGI Common Stock pursuant to all of the Terms and Conditions of MSGI's 1991 Stock Option Plan, registered on Form S-8 with the Securities and Exchange Commission. The Employee Options shall be issued to the individuals named in Schedule 7.4 attached hereto in such amounts as are set forth opposite each of their names. The exercise price of the Employee Options shall equal the fair market value of MSGI Common Stock as determined by its closing price on December 8, 1997.
       7.5       Documents.
                 (a) The Purchaser shall have delivered to the Sellers at or prior to the Closing such other documents as the Sellers may reasonably request in order to enable the Sellers to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.
       7.6       Press Release.
                 (a) Upon the completion of the Closing, if a press release is written by the Purchaser's investor relations staff, SR shall have the reasonable opportunity to contribute to its content.

VIII.  INDEMNIFICATION; SURVIVAL; LIMITATIONS ON LIABILITY.

       8.1       Indemnification of Purchaser.
                  (a) Subject to the terms and  conditions  set forth in Section
8.3, the Sellers jointly and severally agree to indemnify and hold harmless the Purchaser, its officers, directors, employees, counsel, and agents, (collectively, the "Purchaser Indemnitees"), on an after-tax basis against and in respect of any and all claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and reasonable legal and other expenses related thereto (collectively, "Claims"), as and when incurred, arising out of or based upon any breach of any representation, warranty, covenant, or agreement of the Sellers contained in this Agreement or any document or instrument delivered in connection with this Agreement.
                  (b) Each  Purchaser  Indemnitee  shall give the Sellers prompt notice of any Claim on the basis of which such Purchaser Indemnitee intends to seek indemnification (but the obligations of the Sellers shall not be conditions upon receipt of such notice, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice). The Sellers shall promptly assume the defense of any Purchaser Indemnitee, with counsel reasonably satisfactory to such Purchaser Indemnitee, and the fees and expenses of such counsel shall be at the sole cost and expense of the Sellers. Notwithstanding the foregoing, any Purchaser Indemnitee shall be entitled, at his or its expense, to employ counsel separate from counsel for the Sellers and from any other party in such action, proceeding, or investigation. No Purchaser Indemnitee may agree to a settlement of a Claim without the prior written approval of the Sellers, which approval shall not be unreasonably withheld.

       8.2       Indemnification of Sellers.
                  (a) Subject to the terms and conditions set forth in Section 8.3, the Purchaser agrees to indemnify and hold harmless the Sellers, the Companies and each of their respective officers, directors, employees, counsel, and agents, (collectively, the "Seller Indemnitees"), on an after-tax basis against and in respect of any and all Claims as and when incurred, arising out of or based upon any breach of any representation, warranty, covenant, or agreement of the Purchaser contained in this Agreement or any document or instrument delivered in connection with this Agreement.
                  (b) Each Seller Indemnitee shall give the Purchaser prompt notice of any Claim on the basis of which such Seller Indemnitee intends to seek indemnification (but the obligations of the Purchaser shall not be conditions upon receipt of such notice, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice). The Purchaser shall promptly assume the defense of any Seller Indemnitee, with counsel reasonably satisfactory to such Seller Indemnitee, and the fees and expenses of such counsel shall be at the sole cost and expense of the Purchaser. Notwithstanding the foregoing, any Seller Indemnitee shall be entitled, at his or its expense, to employ counsel separate from counsel for the Purchaser and from any other party in such action, proceeding, or investigation. No Seller Indemnitee may agree to a settlement of a Claim without the prior written approval of the Purchaser, which approval shall not be unreasonably withheld.

       8.3       Survival.
                  (a) Subject to the provisions of Section 7.2(b), the covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the Closing and the delivery of the purchase price by the Purchaser, irrespective of any investigation made by or on behalf of any party.
                  (b) The liabilities and obligations of the Sellers and the Purchaser under this Agreement shall be subject to the following limitations. The Sellers and the Purchaser shall have no liability or obligation with respect to any claim for a breach of a representation or warranty under this Agreement made after two (2) years from the Closing Date except for claims arising out of a breach of the representations as to (i) tax liabilities under Section 2.4, with respect to which the Sellers shall remain liable until ninety (90) days after the expiration of the applicable statute of limitations relating to such tax liabilities and (ii) capitalization under Section 2.2, which shall continue indefinitely. In addition, the Sellers shall not be responsible for any claims until the cumulative aggregate amount thereof shall exceed one hundred fifty thousand dollars ($150,000) (the "Minimum Amount"), or after the cumulative aggregate amount thereof exceeds four million dollars ($4,000,000) (the "Maximum Amount"), excluding any liabilities for a breach of a representation or warranty relating to Taxes pursuant to Section 2.4. The Sellers shall be liable for all amounts in excess of the Minimum Amount and less than the Maximum Amount.

IX. MISCELLANEOUS.

       9.1       Brokerage Fees.
                  Each party hereto will indemnify and hold harmless the others against and in respect of any and all Claims for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made by such party with any third party.

       9.2       Further Actions.
                  At any time and from time to time, each party agrees, as its or his expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

       9.3       Submission to Jurisdiction.
                  Each of the parties hereto irrevocably submits to the jurisdiction of the courts of the State of New York, and of any federal court located in the State of New York, in connection with any action or proceeding arising out of or relating to, or a breach of, this Agreement, or of any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement.

       9.4       Merger; Modification.
                  This Agreement and the Schedules attached hereto set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by each party to be charged.

       9.5       Notices.
                  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States) or by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by telecopy, or similar telecommunications equipment) against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 8.5). Any notice given to the Purchaser shall be addressed to the attention of Jeremy Barbera, 333 Seventh Avenue, New York, NY 10001, and a copy of such notice (which copy shall not constitute notice) shall also be sent to Camhy Karlinsky & Stein LLP, 1740 Broadway, 16th Floor, New York, New York 10019-4315 Attention:
Alan I. Annex, Esq. Any notice given to SR shall be addressed to the attention of Stephen M. Reustle, 149 Eagle Road, Newtown, PA 18940. Any notice given to TK shall be address to Thomas R Kellogg, 23 Lenape Lane, Princeton Junction, New Jersey 08550. A copy of any notice to the Sellers (which copy shall not constitute notice) shall also be sent to Drinker Biddle & Reath LLP, 1000 Westlakes Drive, Suite 300, Berwyn, PA 19312-2409, Attn: Thomas E. Wood, Esq. Notice to the estate of any party shall be sufficient if addressed to the party as provided in this Section 9.6. Any notice or other communication given by certified mail (or by such comparable method) shall be deemed given at the time of certification thereof (or comparable act) except for a notice changing a party's address which will be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 9.6 shall be deemed given at the time of receipt thereof.

       9.6       Waiver.
                  Any waiver by any party of a breach of any terms of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

       9.7       Binding Effect.
                  The provisions of this Agreement shall be binding upon and inure to the benefit of the Purchaser, and its successors and assigns and the Sellers and their respective assigns, heirs, and personal representatives, and shall inure to the benefit of each Indemnitee and its successors and assigns (if not a natural person) and his assigns, heirs, and personal representatives (if a natural person). Neither the Purchaser or the Seller may assign this Agreement without obtaining the other party's prior written consent.

       9.8       No Third-Party Beneficiaries.
                  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in 9.7).

       9.9       Separability.
                  If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

       9.10      Headings.
                  The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

       9.11      Counterparts; Governing Law.
                  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the rules governing the conflict of laws.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement on December 8, 1997, effective as provided herein.

                                    MARKETING SERVICES GROUP,INC.


                                    By:  /s/ J. Jeremy Barbera
                                    -----------------------------
                                    Title: Chairman & Chief Executive Officer


                                    /s/ Stephen M. Reustle
                                    -----------------------------



                                   /s/ Thomas R. Kellogg
                                   ------------------------------